EXPENSE LIMITATION AGREEMENT

March 27, 2015

First Investors Management Company, Inc.
40 Wall Street, 10th Floor
New York, NY 10005

Administrative Data Management Corp.
Raritan Plaza 1 - 8th Floor
Edison, NJ 08837

Dear Ladies and Gentlemen:

First Investors Management Company, Inc. (“Advisor”), the investment adviser for First Investors Equity Funds (“Trust”), and Administrative Data Management Corp. (“ADM”), the transfer agent for Trust (together, “First Investors”) agree to limit fees and/or reimburse expenses (in the case of ADM, transfer agency fees and expenses) of First Investors Real Estate Fund, a separate series of the Trust (“Fund”), to the extent that the total annual operating expenses of the Class A, Advisor Class and Institutional Class shares of the Fund, respectively, exceed the limitations set forth in Attachment A (“Agreement”). For purposes of this Agreement, total annual operating expenses shall not include acquired fund fees and expenses, interest expenses, taxes, brokerage commissions, dividend costs related to short sales and extraordinary expenses, such as litigation expenses.

For a period not to exceed three (3) years from the date First Investors limits a fee or pays an expense hereunder, First Investors may, in its discretion, recover such fee or expense from the Fund with respect to a class to the extent that total annual operating expenses for Class A, Advisor Class or Institutional Class shares, as applicable, of the Fund on the date of recovery do not exceed the expense limitation for that class set forth in Attachment A.

First Investors agrees that it shall look only to the assets of the Fund for performance of this Agreement and for any claims for payment. No trustees, officers, employees, agents or shareholders of the Trust shall be personally liable for performance by the Fund under this Agreement.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto. Subject to approval by First Investors, this Agreement may be amended or terminated by the Trust's Board of Trustees without the approval of Trust shareholders.

Very truly yours,

FIRST INVESTORS EQUITY FUNDS

		By:	/s/ Joseph I. Benedek
		Name:	Joseph I. Benedek
		Title:	Treasurer

FIRST INVESTORS MANAGEMENT COMPANY, INC.

By:	/s/ Joseph I. Benedek
Name:	Joseph I. Benedek
Title:	Treasurer

ADMINISTRATIVE DATA MANAGEMENT CORP.

By:	/s/ Joseph I. Benedek
Name:	Joseph I. Benedek
Title:	Treasurer

Attachment A

Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Limits
Real Estate Fund	Class A 1.45% Advisor Class 1.12% Institutional Class 1.00%	April 6, 2016

Dated: April 6, 2015